EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) of IDT Corporation (the “Company”) for the registration of an aggregate of 500,000 shares of the Company’s Class B common stock, par value $.01 per share (the “Class B Common Stock”), issuable under the IDT Corporation Employee Stock Purchase Plan of our report dated October 10, 2003 with respect to the consolidated financial statements and schedule of the Company included in its Annual Report on Form 10-K/A for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

New York, New York

November 19, 2003